Comdisco, Inc. and Subsidiaries
                                                         Exhibit 11

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)
Average shares used in computing net earnings per common and common equivalent share were as follows:

                                             Three Months            Six Months
                                                ended                  ended
                                               March 31                March 31
                                         1995              1994     1995       1994

Average shares outstanding                 36                38       36        38

Effect of dilutive options                  1                 1        1         1

   Total                                   37                39       37        39

Net earnings  to
    common stockholders                 $  24              $ 22    $  47      $ 43

Net earnings  per common and
  common equivalent share               $ .64             $ .55     $1.26     $1.09
